Exhibit (a.5)

TO BE EFFECTIVE APRIL 16, 2004

AMENDMENT OF ARTICLES OF INCORPORATION

OF

BAIRD FUNDS, INC.

The undersigned Assistant Secretary of Baird Funds, Inc. (the “Corporation”), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Statues, the following Amendment was duly adopted to create the Baird SmallCap Fund as an additional class of Common Stock.

“Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

‘A.  The Corporation shall have the authority to issue an indefinite number of shares with a par value of $.01 per share.  Subject to the following paragraph, the authorized shares are classified as follows:

Class	Series	Authorized Number of Shares
Baird LargeCap Fund	Investor Shares Institutional Shares	Indefinite Indefinite
Baird Short-Term Bond Fund	Investor Shares Institutional Shares	Indefinite Indefinite
Baird Intermediate Bond Fund	Investor Shares Institutional Shares	Indefinite Indefinite
Baird Core Plus Bond Fund	Investor Shares Institutional Shares	Indefinite Indefinite
Baird Intermediate Municipal Bond Fund	Investor Shares Institutional Shares	Indefinite Indefinite
Baird Aggregate Bond Fund	Investor Shares Institutional Shares	Indefinite Indefinite
Baird MidCap Fund	Investor Shares Institutional Shares	Indefinite Indefinite
Baird SmallCap Fund	Investor Shares Institutional Shares	Indefinite Indefinite’”

This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on February 17, 2004 in accordance with Sections 180.1002, 180.0601 and 180.0602 of the Wisconsin Statues.  Shareholder approval was not required.

Executed in duplicate this 14th day of April, 2004.

BAIRD FUNDS, INC.

By:  /s/ Lisa L. Kollmeyer

        Lisa L. Kollmeyer, Assistant Secretary

This instrument was drafted by:

Pamela M. Krill

Godfrey & Kahn, S.C.

One East Main Street

P.O. Box 2719

Madison, WI  53701-2719

Tele:  608-257-3911